                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/


Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              IRT PROPERTY COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              IRT PROPERTY COMPANY

                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 31, 1995

To the Shareholders of IRT Property Company:

     The Annual Meeting of Shareholders (the "Annual Meeting") of IRT Property Company, a Georgia corporation (the "Company"), will be held at the Cobb Galleria Centre, Two Galleria Parkway, Suite 104, Atlanta, Georgia, on Wednesday, May 31, 1995, at 10:00 a.m. local time, for the following purposes:

          1. To elect eight directors to serve until the annual meeting of shareholders in 1996 or, in the case of each director, until his or her successor is duly elected and qualified;

          2. To vote upon a proposal to amend Article VI of the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of $1 par value Preferred Stock; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only shareholders of record at the close of business on April 10, 1995 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Company's Proxy Statement and the Annual Report for the fiscal year ended December 31, 1994 are enclosed.

                                          By Order of the Board of Directors

                                          LEE A. HARRIS
                                          Senior Vice President & Secretary

Atlanta, Georgia
April 14, 1995

YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR WISHES. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON.

                              IRT PROPERTY COMPANY

                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339

                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                   MAY 31, 1995 AND ANY ADJOURNMENTS THEREOF

                             ---------------------

          APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS:
                                 APRIL 14, 1995

GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of IRT Property Company (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held on May 31, 1995 and any adjournments thereof. The enclosed proxy is revocable at any time before its exercise at the Annual Meeting by (i) written notice to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with directions given. Regarding the election of directors to serve until the annual meeting of shareholders in 1996, in voting by proxy, shareholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Regarding the proposal to amend Article VI of the Company's Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of $1 par value Preferred Stock, shareholders may vote in favor of the proposal, against the proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given regarding the matters to be acted upon, the shares represented by a signed proxy will be voted "FOR" the election of all nominees and "FOR" the proposal to amend Article VI of the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of $1 par value Preferred Stock.

     The Company has only one class of capital stock, its Common Stock, $1 par value, of which, as of March 14, 1995, 25,542,391 shares were outstanding. Each outstanding share of Common Stock is entitled to one vote. Shareholders entitled to vote or to execute proxies with respect to the Annual Meeting are shareholders of record at the close of business April 10, 1995.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

     The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock:

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL       PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER         DATE          OWNERSHIP         OF CLASS
    ------------------------------------------------  -------    -----------------     --------
    HB Korenvaes Investments, L.P.                    2/13/95        3,147,997(1)        11.04%
    777 Main Street
    Suite 2750
    Fort Worth, TX 76102
    Franklin Resources, Inc.                          2/10/95        1,334,800(2)          5.3%
    777 Mariners Island Blvd.
    San Mateo, California 94404

- ---------------

(1) This information is contained in a Schedule 13G dated February 13, 1995 filed by HB Korenvaes Investments, L.P. with the Securities and Exchange Commission, a copy of which was received by the Company. Such Schedule 13G states that (i) at December 31, 1994, the reporting person owned $35,415,000 face amount of the Company's 7.3% Convertible Subordinated Debentures due August 15, 2003 which are convertible into 3,147,997 shares of the Common Stock, $1 par value of the Company and (ii) the reporting person has sole voting and dispositive power with respect to such 3,147,997 shares.
(2) This information is contained in a Schedule 13G dated February 10, 1995 filed by Franklin Resources, Inc. with the Securities and Exchange Commission, a copy of which was received by the Company. Such Schedule 13G states that the reporting person has sole voting and dispositive power with respect to 1,334,800 shares.

     The beneficial ownership of directors and executive officers is set forth under "ELECTION OF DIRECTORS" below.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

     The Board of Directors is elected at each annual meeting of shareholders for a one-year term. Eight incumbent directors have been nominated and have agreed to serve as directors if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" DONALD W. MACLEOD; MARY M. THOMAS; HOMER B. GIBBS, JR.; SAMUEL W. KENDRICK; THOMAS H. MCAULEY; BRUCE A. MORRICE; JAMES H. NOBIL; AND LOUIS P. WOLFORT AS DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1996 AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK CAST AT THE ANNUAL MEETING IS REQUIRED WITH RESPECT TO THE ELECTION OF THE NOMINEES. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE ELECTION OF DIRECTORS.

CERTAIN INFORMATION CONCERNING NOMINEES AND NAMED EXECUTIVE OFFICERS

     The following table sets forth the name and age of each nominee for election to the Board of Directors of the Company and information as of March 14, 1995 regarding the beneficial ownership of the Company's Common Stock by each director of the Company, by the Named Executive Officers (as hereinafter defined), and by all directors and executive officers as a group. The amounts shown are based upon information furnished by the individuals named.

                                                                  COMPANY SHARES OWNED      PERCENTAGE OF
                                                                    BENEFICIALLY AND         OUTSTANDING
              NAME                        CURRENT POSITION WITH   NATURE OF BENEFICIAL      SHARES OWNED
        (DIRECTOR SINCE)           AGE           COMPANY              OWNERSHIP(1)         BENEFICIALLY(1)
- ---------------------------------  ---   -----------------------  --------------------     ---------------
NOMINEES
Donald W. MacLeod(2)               69    President and Chairman          272,480(6)               (9)
(1969)
Mary M. Thomas(2)                  48    Director, Executive              63,203(7)               (9)
(1994)                                     Vice President, and
                                           Chief Financial
                                           Officer
Homer B. Gibbs, Jr.(2)(4)          63    Director                         27,466(7)(8)            (9)
(1976)
Samuel W. Kendrick(3)(4)           55    Director                          4,180(7)               (9)
(1993)
Thomas H. McAuley(3)(4)            49    Director                         21,750(7)               (9)
(1987)
Bruce A. Morrice(3)(4)             61    Director                         14,012(7)(8)            (9)
(1986)
James H. Nobil(2)(4)               64    Director                         37,925(7)(8)            (9)
(1976)(5)
Louis P. Wolfort(2)(4)             78    Director                         56,416(7)(8)            (9)
(1970)
OTHER NAMED EXECUTIVE OFFICERS
W. Benjamin Jones III              45    Executive Vice                   45,915(7)               (9)
                                           President
Robert E. Mitzel                   46    Executive Vice                   40,297(7)(8)            (9)
                                           President
ALL DIRECTORS, NOMINEES, AND                                                    (10)                 %
  EXECUTIVE OFFICERS
  (18 PERSONS) AS A GROUP                                                700,023                 2.71

- ---------------

 (1) The amounts and percentages of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated.
 (2) Member of the Executive Committee.
 (3) Member of the Audit Committee.
 (4) Member of the Compensation Committee. The Compensation Committee also acts as the Stock Option Committee.
 (5) Date of initial service as a trustee of Summit Properties. Directorship in the Company commenced on the June 20, 1979 effective date of the merger of Summit Properties with and into the Company.
 (6) This amount includes 62,500 shares which Mr. MacLeod has the right to acquire pursuant to grants under the Company's Stock Option Plan. This amount also includes 6,016 shares owned by Mr. MacLeod's wife. Mr. MacLeod is deemed to be the beneficial owner of such shares under the regulations of the Securities and Exchange Commission, but he disclaims such beneficial ownership.

 (7) The number of shares reflected as being owned includes 5,000 shares for Mr. Nobil; 6,250 shares for Mr. Wolfort; 7,500 shares each for Messrs. Gibbs, McAuley, and Morrice; 2,500 shares for Mr. Kendrick; 40,875 shares for Ms. Thomas; 35,605 shares for Mr. Jones; and 31,250 shares for Mr. Mitzel which each has the right to acquire pursuant to the Company's Stock Option Plan.
 (8) The number of shares reflected as being beneficially owned by Mr. Morrice includes 2,966 shares owned by a marital trust, over which he has no voting or investment power; and with regard to Messrs. Gibbs, Nobil, Wolfort, and Mitzel includes 2,500; 30,922; 523; and 392 shares, respectively, owned by their wives. Messrs. Morrice, Gibbs, Nobil, Wolfort, and Mitzel are deemed to be beneficial owners of such shares under the regulations of the Securities and Exchange Commission, but they disclaim such beneficial ownership.
 (9) Less than 1%.
(10) This amount includes 263,655 shares which the Company's executive officers have the right to acquire and 36,250 shares which the Company's non-management directors have the right to acquire pursuant to the Company's Stock Option Plan. Additionally, this amount includes 48,070 shares owned by spouses of the directors and executive officers. The directors and executive officers are deemed to be the beneficial owners of such shares under the regulations of the Securities and Exchange Commission, but they disclaim beneficial ownership in such shares.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS AND COMPENSATION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee (which also serves as a Stock Option Committee). The members of these Committees are indicated in the preceding section of this Proxy Statement.

     The Executive Committee, during the interval between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters which include (i) amending the Articles of Incorporation or the By-Laws of the Company, (ii) adopting a plan of merger or consolidation, (iii) the sale, lease, exchange, or other disposition of all or substantially all the property and assets of the Company, and (iv) a voluntary dissolution of the Company or a revocation thereof. The Executive Committee may also serve as a Nominating Committee which serves the limited purpose of nominating persons to serve as directors of the Company. The full Board of Directors, however, currently acts as the Nominating Committee and as such, nominated the eight persons named in the foregoing table. No recommendations were submitted by shareholders with respect to the nomination of directors, and the Nominating Committee has no policy with respect to whether or not it would consider such recommendations by shareholders. The Executive Committee met once in 1994.

     The Audit Committee, composed entirely of outside directors, approves any transactions involving related parties, recommends to the Board of Directors the engagement of the independent auditors of the Company, and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met once in 1994.

     The Compensation Committee, composed entirely of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. It also acts as the Stock Option Committee and is responsible for the administration of the Company's Stock Option Plan. The Compensation Committee met once in 1994.

     During the Company's fiscal year ended December 31, 1994, the Company's Board of Directors held six meetings. All of the directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which they served during 1994.

     The Company's policy regarding the compensation of directors is to pay directors who are not also employees of the Company a retainer fee of $1,000 per month ($5,000 per annum prior to January 1, 1995); $1,000 plus expenses for each Board meeting attended; and $500 plus expenses for each Executive Committee, Audit Committee or Compensation Committee meeting attended. Directors' fees in 1994 aggregated $73,250. In addition, under the Company's 1989 Stock Option Plan, each non-employee director receives nonqualified stock options to purchase 1,250 shares of the Company's Common Stock upon his or her election and each annual re-election to the Board.

     There is no family relationship between any of the directors and/or executive officers of the Company.

PRINCIPAL OCCUPATIONS OF NOMINEES FOR ELECTION DURING THE PAST FIVE YEARS

     The principal occupations during the past five years of the nominees for election as directors of the Company are as follows:

     Mr. MacLeod has been President and Chairman of the Board of Directors of the Company since its inception in 1979 and previously served as President and Managing Trustee of the Company's predecessor, Investors Realty Trust. He is a director of Abrams Industries, Inc., a real estate development and contracting company, and a member of the American Institute of Real Estate Appraisers ("M.A.I.").

     Ms. Thomas has been Executive Vice President of the Company since May 1991 and Chief Financial Officer of the Company or its predecessor, Investors Realty Trust, since 1976. She served as Senior Vice President from May 1987 to May 1991 and Vice President from 1981 to 1987.


     Mr. Gibbs is currently occupied in the management of private investments. He retired as Vice Chairman of Mid-South Financial Corporation, a Nashville, Tennessee mortgage banking firm, on January 1, 1994, a position he held since 1986. He was President of Gibbs and Company, a Nashville, Tennessee mortgage banking firm, from 1965 through 1986.


     Mr. Kendrick has been President of Ruddick Investment Company ("Ruddick") since November 1994. Ruddick, an affiliate of Harris Teeter, Inc. ("Harris Teeter"), is involved in real estate development and venture capital investment. Mr. Kendrick served as Executive Vice President of Harris Teeter, a 140-store supermarket chain with principal executive offices in Charlotte, North Carolina, from July 1992 to October 1994. He was Senior Vice President/Finance and Administration for Harris Teeter from October 1989 to 1992, Vice President/Real Estate and Construction from February 1986 to 1989, and Vice President/ Real Estate from February 1984 to 1986. Mr. Kendrick currently serves as a director of Ruddick and Harris Teeter.


     Mr. McAuley has served as Chairman of the Executive Committee of the Company since 1990 and regional partner of Faison Associates, Inc. ("Faison"), a real estate development and management company headquartered in Charlotte, North Carolina, since May 1993. From June 1988 to May 1993, he served as Chairman and Chief Executive Officer and part owner of Ewing Southeast Realty, Inc. ("Ewing"), an Atlanta, Georgia real estate company. Faison purchased Ewing on May 1, 1993, the date Mr. McAuley became a Faison partner. Prior to 1988, Mr. McAuley held various senior management positions, including serving as President and a director of Ewing and Johnstown Mortgage Company, an Atlanta mortgage banking company.

     Mr. Morrice is Managing Director of Morrice Financial Corp., a Dallas, Texas real estate finance and investment firm. He was President of Lion Service Corp., a Dallas, Texas service corporation of Federated Savings and Loan, engaged in the origination and servicing of loans and real estate investment mortgage banking, from 1983 to 1987. He was President of Morrice Financial Corp. from 1977 until 1985.

     Mr. Nobil is President of JLJ Realty, Inc., a Florida property management firm. From 1987 through 1990, he was President of TMI Realty, Inc., a Florida property management firm. He also served as President of another Florida property management firm from December 1990 to March 1991. Mr. Nobil has been the managing joint venture partner in Kokomo Mall Associates, an Indiana Joint Venture, since August 1986. On April 5, 1991, Kokomo Mall Associates filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. sections 101 et seq. On June 30, 1992, the Bankruptcy Court entered an order dismissing the Chapter 11 proceeding filed by Kokomo Mall Associates based upon its finding that all payments to creditors had been made. Mr. Nobil is the President and 30% owner of Pearl Britain, Inc., a Florida corporation. Pearl Britain, Inc. is a general partner of Pearl Britain Associates, Ltd., a Florida limited partnership. On September 21, 1992, the Circuit Court for the Fifth Judicial Circuit in and for Marion County, Florida, appointed a receiver for Pearl Britain Plaza, a shopping center located in Ocala, Florida, which center is owned by Pearl Britain Associates, Ltd. The receivership terminated when, on March 11, 1993, Pittsburgh National Bank acquired this property by foreclosure. Mr. Nobil was a Trustee and Chairman of Summit Properties from 1976 until its merger into the Company in June 1979.

     Mr. Wolfort is retired and currently occupied as a private investor. From 1986 to January 1991, he was Chairman of the Board of Mortgage Co-op, Inc., a New Orleans, Louisiana mortgage banking firm. From 1984 through 1986, he was a director of and a consultant to First National Mortgage Corporation, a New Orleans, Louisiana mortgage banking firm, and Meritor Mortgage Corporation, a Philadelphia, Pennsylvania mortgage banking firm, both of which are subsidiaries of Philadelphia Savings Fund Society of Philadelphia, Pennsylvania. He was Chairman of the Board of First National Mortgage Corporation from 1960 to January 1984.

EXECUTIVE OFFICERS

     In addition to Donald W. MacLeod, President, and Mary M. Thomas, Executive Vice President and Chief Financial Officer, the executive officers of the Company are as follows:

     Mr. W. Benjamin Jones III has been Executive Vice President of the Company since May 1994. He served as Senior Vice President from May 1987 to May 1994 and Secretary of the Company or its predecessor, Investors Realty Trust, from 1977 to May 1992, and Vice President from 1981 to 1987.

     Mr. Robert E. Mitzel has been Executive Vice President of the Company since May 1994. He served as Senior Vice President from May 1991 to May 1994 and Vice President from January 1988 to May 1991.

     Mr. Lee A. Harris, age 36, has been Senior Vice President of the Company since August 1992 and Secretary of the Company since May 1992. He served as Vice President from May 1989 to August 1992 and Assistant Secretary from May 1987 to May 1992. He was Assistant Vice President from 1988 to May 1989.

     Mr. James G. Levy, age 36, was employed by the Company in June 1994 as Vice President and Treasurer. He served as Regional Controller for Faison from May 1993 to May 1994 and Chief Financial Officer of Ewing from July 1991 until May 1993. He was with Arthur Andersen & Co., the Company's present accounting firm, from January 1987 to June 1991.

     Ms. Donna H. Dixon, age 30, has been Vice President of the Company since August 1992 and Assistant Treasurer since May 1992. She was a consultant with Metropolitan Life Insurance Company from September 1991 to March 1992. She was an auditor with Arthur Andersen & Co. from December 1987 to September 1991.


     Ms. Rosemary C. Beck, age 40, has been Vice President of the Company since August 1992. She served as Assistant Vice President from May 1990 to August 1992 and has been employed by the Company since July 1987.



     Ms. Nanette B. Cook, age 38, has been Vice President of the Company since August 1992. She served as Controller of The Sofran Company, an Atlanta, Georgia real estate company specializing in the development and management of neighborhood and community shopping centers, from 1988 to 1992.


     Mr. E. Denton Williams III, age 62, was employed by the Company in February 1993 to oversee retail acquisitions and elected Vice President in May 1993. He served as associate broker for O'Brien Realty, a Lexington Park, Maryland residential and commercial real estate company, from 1991 to 1993. From 1987 to 1990 he served as Vice President of Home Federal Savings Bank in Washington, D.C.

     Mr. William E. Novick, age 39, was employed by the Company in June 1994 as Vice President and Director of Leasing. From May 1991 to May 1994, he served as Senior Vice President of JLJ Realty, Inc. From August 1982 to April 1991, he was employed by TMI Realty, Inc., serving in various management positions, including Senior Vice President from 1990 to April 1991.

     Mr. Daniel F. Lovett, age 48, was employed by the Company in October 1994 as Vice President and Director of Construction to oversee redevelopment and expansion activities. From 1979 to September 1994, he was with Southeast Shopping Centers Corp., a South Florida neighborhood and community shopping center developer, serving as Vice President and Director of Development.

     The executive officers are elected by and serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Compensation Committee, composed entirely of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. The Compensation Committee typically reviews the salary of each executive officer once each year at its November Board meeting. At that meeting, the Compensation Committee acting as a Stock Option Committee also usually determines the individuals to whom incentive stock options are to be awarded and the number of shares for which options are to be granted.

     The Company's executive compensation program has three primary objectives:

          * Reward executives for long-term management focus and the enhancement of shareholder value.

          * Attract and retain key executives critical to the long-term success of the Company.

          * Support the achievement of desired Company performance.

     In determining the compensation to be paid to the executive officers of the Company, the Compensation Committee considers compensation paid to other executives performing similar jobs within the industry. Some of the companies considered by the Compensation Committee are included in the NAREIT All REIT Index included in the Comparative Stock Performance section of this Proxy Statement. In addition, the members of the Compensation Committee rely upon their own knowledge of compensation paid to executives of companies of comparable size and complexity. In these comparisons the Compensation Committee strives to fix the compensation of the Company's executive officers in the middle of the class of comparable companies. The members also consider the performance of the Company and the merits of the individual under consideration. The members will use their discretion to set executive compensation where in their judgment external, internal or an individual's circumstances warrant it.

Executive Officer Compensation Program

     The Company's executive officer compensation program is comprised of base salary, year-end additional cash compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance generally available to all employees of the Company.

  Base Salary

     The Chairman and President recommends to the Compensation Committee the base salary levels for the Company's executive officers (other than the Chairman and President) based on his evaluation of individual experience and performance and in his subjective discretion on the overall operating performance of the Company. Base salary levels are then set in the discretion of the Compensation Committee after consideration of the foregoing recommendations. The Compensation Committee members also have access to salary levels of executive officers of other companies within the industry which they may consult.

  Year-End Additional Cash Compensation and Certain Employment Agreements

     During 1980 the Board of Directors approved and adopted a pension program for the employees of the Company. The program included a noncontributory pension plan for all employees of the Company, under which the Company accrued and funded pension costs each year equal to 12% of employees' annual base salaries, and each employee became "vested" with respect to his or her accumulated pension account at the rate of 20% per year, with full "vesting" upon completion of five years of service with the Company. Effective June 30, 1990, the Board of Directors elected to terminate the pension plan.

     Upon termination of the pension plan, the Board of Directors determined that it would be appropriate to substitute in lieu thereof a program of year-end cash payments to the executive officers of the Company and certain other corporate employees of the Company selected in the discretion of the Chairman and President. This program was instituted in 1990. Under this program, participants receive a year-end cash payment from the Company, the amount of which is based upon each participant's length of service with the Company. Each participant who has been employed by the Company for more than five years will receive a year-end cash payment equal to 12% of his or her salary. Each participant with less than five years will receive year-end cash payments in graduated amounts designed to produce a cumulative 12% payment after completion of five years of service. The Company paid or accrued approximately $168,000, $154,000, and $99,000 under this program in 1994, 1993, and 1992, respectively.

     The Company, in 1980, in conjunction with the adoption of the noncontributory pension plan, agreed to provide deferred compensation to Mr. MacLeod and Ms. Thomas upon their retirement in recognition of their time in service with the Company, which had been significantly longer than that of the remaining employees. Based upon the assumption that Ms. Thomas will continue in the employ of the Company until retirement, it is expected that her agreement with the Company will not add to any benefits otherwise payable to her under the Company's Year-End Additional Cash Compensation Program as described above. In the case of Mr. MacLeod, the Company has agreed to annually accrue deferred compensation allocable to him for each of the 15 years beginning in 1980 in amounts ranging from approximately $6,000 in 1980 to approximately $22,000 in 1994. Benefits payable to Mr. MacLeod under this agreement (the "Employment Agreement") vary depending upon the reason and timing of the termination of his employment. If his employment is terminated after Mr. MacLeod has reached age 70, the Company has agreed to pay him deferred compensation of approximately $29,000 per year. If Mr. MacLeod voluntarily leaves the employ of the Company between ages 65 and 69 inclusive, his annual compensation under this Employment Agreement would increase from approximately $13,000 at age 65 to approximately $25,000 at age 69. Termination due to death or disability at any time will entitle Mr. MacLeod or his beneficiary to the cumulative total accrual in his deferred compensation account at the December 31st next preceding the date of his death or disability.

     The Company currently has no other postretirement or postemployment benefits.

  Stock Option Program

     Long-term incentives are provided through the Company's 1989 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to the directors, officers, and key employees of the Company who are in positions to make significant contributions toward the success of the Company.

     Options granted under the Plan may be either incentive stock options (options that meet certain requirements of the Internal Revenue Code, thereby receiving special tax treatment) or nonqualified stock options (options to purchase company stock that do not meet the special requirements for incentive stock options). Incentive stock options ("ISOs") may be granted only to persons who are employees of the Company, including members of the Board of Directors who are also employees of the Company. Nonqualified stock options may also be granted to officers and employees of the Company.

     The Plan is currently administered by the Compensation Committee. Subject to the approval of the Board of Directors, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the number of shares for which options are granted (the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year shall not, however, exceed $100,000, and no person shall be eligible to receive an ISO for shares in excess of such limitation), and the determination of whether an option shall be an incentive stock option or a nonqualified stock option. In addition, the Plan provides for the automatic grant of nonqualified options to purchase 1,250 shares of the Company's Common Stock to each non-employee director upon his or her election and each annual re-election to the Board.

     Options granted under the Plan are exercisable no later than ten years from the date of grant with the exercise price being equal to 100% of the market value on the date of grant. The 1989 Plan replaced the Key Employee Stock Option Plan adopted in 1983, as amended by the Board of Directors on February 9, 1987 (the "1983 Plan"). No further options or Stock Appreciation Rights ("SARs") may be granted under the 1983 Plan, although unexercised options previously granted under the 1983 Plan remain in full force and effect. The 1989 Plan does not provide for SARs.

     In determining the grants of stock options to officers and key employees of the Company, including the executive officers other than the Chairman and President, the Compensation Committee reviewed with the Chairman and President the recommended individual awards, based on the respective performance, responsi-bilities, and contributions of each of the individuals under consideration, and the operating performance of the Company. The Compensation Committee also considered the expected performance requirements and contributions, as well as the position level, of each of these individuals. The Chairman and President and the Compensation Committee did not give consideration to current holdings of the Common Stock or options to purchase the Common Stock of the Company when making their decision regarding option awards.

Compensation to Chairman and President

     Mr. MacLeod has been President and Chairman of the Board of Directors of the Company since its inception in 1979. He previously served as President and Managing Trustee of Investors Realty Trust, the predecessor of the Company, founded in 1969.

     Mr. MacLeod's base salary for fiscal year 1994 was $279,170, as compared to $250,000 for fiscal year 1993 and $240,000 for fiscal year 1992. Under the Company's program of year-end cash payments, Mr. MacLeod also received $33,500 in additional cash compensation for fiscal year 1994 compared to $30,000 for fiscal year 1993 and $28,800 for fiscal year 1992. Although Mr. MacLeod received no compensation during these years under his Employment Agreement, the Company accrued $22,571, $20,613, and $18,824 during fiscal years 1994, 1993, and 1992, respectively, for payments that will be made after his retirement. Mr. MacLeod also was awarded, during fiscal years 1994, 1993, and 1992, incentive stock options to purchase 8,000, 8,000, and 10,000 shares of the Company's Common Stock, respectively.

     The Compensation Committee considered Mr. MacLeod's dual role as both Chairman and President and the salaries and benefits of other Chief Executive Officers for similar companies within the industry in determining his cash compensation. The award of stock options to the Chairman and President was made separately and was based, among other things, on competitive practice within the industry, the Committee's perception of his past and expected contributions to the Company's long-term performance, and the $100,000 ISO limitation as described above.

     Section 162(m) of the Internal Revenue Code (the "Code") adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the Chairman and President and the four other highest paid employees of the Company. Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount, provided that, among other requirements, such compensation is approved by the shareholders. The Compensation Committee has not and does not anticipate the need to develop a formal policy on this matter since the compensation of the Company's executive officers is clearly outside the scope of the limitations of Section 162(m).

                             COMPENSATION COMMITTEE

                          Samuel W. Kendrick, Chairman
                              Homer B. Gibbs, Jr.
                               Thomas H. McAuley
                                Bruce A. Morrice
                                 James H. Nobil
                                Louis P. Wolfort

SUMMARY COMPENSATION TABLE

     The following table shows the compensation for the past three years of the President and each of the Company's executive officers with salary and bonus of over $100,000 for fiscal 1994 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                              ANNUAL COMPENSATION            ------------
                                     -------------------------------------    SECURITIES
                                                            OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)   COMPENSATION(2)    OPTIONS(#)    COMPENSATION(3)
- ----------------------------  ----   --------   --------   ---------------   ------------   ---------------
Donald W. MacLeod             1994   $279,170    $   --        $33,500           8,000          $22,571
  Chairman of the Board and   1993    250,000        --         30,000           8,000           20,613
  President                   1992    240,000        --         28,800          10,000           18,824

Mary M. Thomas                1994    137,500        --         16,500           6,000               --
  Executive Vice President    1993    120,000        --         14,400           6,000               --
  and Chief Financial         1992     99,000     4,000         11,880           6,000               --
  Officer

W. Benjamin Jones III         1994    114,583        --         13,750           6,000               --
  Executive Vice President    1993    100,000        --         12,000           6,000               --
                              1992     91,500     4,000         10,980           6,000               --

Robert E. Mitzel              1994    104,167       520         12,500           6,000               --
  Executive Vice President    1993     75,000       699          9,000           6,000               --
                              1992     67,000    12,202          8,040           6,000               --

- ---------------

(1) Prior to August 1992, the Company had a bonus plan under which certain employees could share in the success of the Company in leasing vacant space. The total amount paid under this plan each year was based on the present value of 3% of the net rental stream over the initial terms of leases generated by Company employees. Payments made to each of Ms. Thomas and Mr. Jones in 1992 represented 4.76% of the total bonuses paid under this plan and to Mr. Mitzel represented 14.29% of the total bonuses paid. The Company restructured its leasing and property management division in August 1992 and discontinued this bonus plan. From August 1992 through May 1994, Mr. Mitzel received certain leasing commissions based on the performance of leasing agents for certain properties. Mr. Mitzel's entitlement to such commissions ceased June 1, 1994.
(2) Year-End Additional Cash Compensation in lieu of pension.
(3) Amounts accrued by the Company during fiscal years 1994, 1993 and 1992 under Mr. MacLeod's Employment Agreement for amounts payable to him after retirement.

STOCK OPTION PLAN

     The following table sets forth (i) all individual grants of stock options made by the Company during fiscal 1994 to each of the Named Executive Officers (all of which are incentive stock options granted under the Plan and exercisable immediately upon grant), (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees of the Company, (iii) the exercise price and expiration date of these options, and
(iv) estimated potential realizable values assuming the stock price appreciates over a ten-year term at rates of 5% and 10% compounded annually.

                          OPTION GRANTS IN FISCAL 1994

                                                                                       POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                            ---------------------------------------                      ANNUAL RATES OF
                                            % OF TOTAL                                        STOCK
                             NUMBER OF       OPTIONS                                    PRICE APPRECIATION
                            SECURITIES      GRANTED TO     EXERCISE                            FOR
                            UNDERLYING      EMPLOYEES      OR BASE                         OPTION TERM
                              OPTIONS       IN FISCAL       PRICE       EXPIRATION     --------------------
          NAME              GRANTED (#)        1994         ($/SH)         DATE          5%          10%
- ------------------------    -----------     ----------     --------     ----------     -------     --------
Donald W. MacLeod              8,000           12.12%       $10.75        1/2/04       $54,085     $137,062
Mary M. Thomas                 6,000            9.09         10.75        1/2/04        40,564      102,796
W. Benjamin Jones III          6,000            9.09         10.75        1/2/04        40,564      102,796
Robert E. Mitzel               6,000            9.09         10.75        1/2/04        40,564      102,796

     The following table sets forth (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during fiscal 1994 by each of the Named Executive Officers, (ii) the total number and value of all outstanding, unexercised options (all of which are exercisable) held by the Named Executive Officers as of the end of fiscal 1994, and (iii) the aggregate dollar value of all such unexercised options that are in-the-money; that is, when the fair market value of the common stock that is subject to the option exceeds the exercise price of the option.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1994
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                           NUMBER OF                        NUMBER OF        UNEXERCISED
                                            SHARES                         UNEXERCISED       IN-THE-MONEY
                                          ACQUIRED ON        VALUE         OPTIONS AT         OPTIONS AT
                NAME                       EXERCISE         REALIZED        12/31/94         12/31/94(1)
- ------------------------------------      -----------       --------       -----------       ------------
Donald W. MacLeod                               --               --           53,000           $ 10,000
Mary M. Thomas                                  --               --           33,375             21,750
W. Benjamin Jones III                        5,810           $6,390           28,105              4,171
Robert E. Mitzel                                --               --           23,750              6,000

- ---------------

(1) Value based on market value of the Company's Common Stock at the date of exercise or the end of fiscal 1994 minus the exercise price.

COMPARATIVE STOCK PERFORMANCE

     The line graph below compares the cumulative total shareholder return on Common Stock of the Company for the last five fiscal years with the cumulative total return on the NAREIT All REIT Total Return Index and the S&P 500 Index over the same period. This comparison assumes that the value of the investment in the Company Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.


                                   (GRAPH)


                                                  NAREIT ALL
                                                  REIT Total
      Measurement Period         IRT Property       Return           S&P 500
    (Fiscal Year Covered)           Company        Index(1)           Index
12/31/89                                   100             100             100
12/31/90                                    68              83              97
12/31/91                                    92             112             126
12/31/92                                   128             126             136
12/31/93                                   120             149             150
12/31/94                                   125             150             152

- ---------------

(1) The NAREIT All REIT Total Return Index is maintained by the National Association of Real Estate Investment Trusts. It contained 223 tax-qualified REITs with a total market capitalization of $44.3 billion as of December 31, 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors, excluding Mr. MacLeod and Ms. Thomas, serves as its Compensation Committee. There are no "interlocks" as defined by the Securities and Exchange Commission with respect to any member of the Compensation Committee.

     Beginning in 1990, the Company entered into an arrangement with Mr. McAuley, whereby Mr. McAuley provided real estate consulting services to the Company. Pursuant to this arrangement, the Company paid

Mr. McAuley $2,000 for these services during 1994. By mutual agreement of Mr. McAuley and the Company, this arrangement was terminated effective March 1, 1994.

EMPLOYMENT AGREEMENTS

     Mr. MacLeod, Chairman and President of the Company, and Ms. Thomas, Executive Vice President and Chief Financial Officer, each entered into Employment Agreements with the Company in July 1980 (the "Employment Agreements"). The Employment Agreements continue until terminated by either party on at least 90 days prior written notice. The Employment Agreements established that the base salary for Mr. MacLeod and Ms. Thomas would not be less than $90,000 or $35,000, respectively, with the annual base salary determined in the discretion of the Board of Directors. In addition, the Employment Agreements provided for deferred compensation for each of Mr. MacLeod and Ms. Thomas which has been more fully described under "-- Compensation Committee Report on Executive Compensation" and "-- Summary Compensation Table."

PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION (PROXY ITEM NO. 2)

GENERAL

     At its meeting on March 3, 1995, the Board of Directors of the Company unanimously adopted a resolution approving an amendment to Article VI of the Company's Articles of Incorporation, as amended (the "Articles"), and recommending that such amendment be submitted to the shareholders for approval and adoption. The amendment to Article VI of the Articles would authorize the Company to issue up to 10,000,000 shares of $1 par value Preferred Stock in such series and with such rights as the Board of Directors may deem appropriate.

DESCRIPTION

     The proposed amendment to Article VI of the Articles authorizes the Company to issue up to 10,000,000 shares of $1 par value Preferred Stock. If this amendment is approved, the Board of Directors would be empowered, without the necessity of further action or authorization by the Company's shareholders (unless required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Stock from time to time in one or more series, and to fix by resolution or resolutions the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series. Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank senior to the Company's Common Stock with respect to dividends and redemption and liquidation rights. No preferred stock is presently authorized by the Articles.

     The amendment would authorize the Board of Directors to determine, among other things, with respect to each series of Preferred Stock which may be issued: (a) the number of shares constituting such series; (b) the dividend rates, conditions and preferences, if any; (c) whether dividends would be cumulative and, if so, the date from which dividends on the series would accumulate; (d) whether, and upon what terms, the series would be convertible or redeemable; (f) the preference, if any, to which the series would be entitled in the event of voluntary or involuntary liquidation of the Company; (g) whether a sinking fund would be provided for the redemption of the series and, if so, the terms and conditions thereof; and (h) whether the holders of such securities would have voting powers and the extent of those powers. In connection with (d) above, the New York Stock Exchange, on which the Company's Common Stock is listed, requires shareholder approval under certain circumstances for the issuance of preferred stock convertible into a number of shares of common stock equal to 20% or more of the outstanding shares of common stock before giving effect to such conversion.

     Holders of Common Stock have no preemptive right to purchase or otherwise acquire any Preferred Stock that may be issued in the future. The proposed amendment would not change the number of shares of Common Stock currently authorized (75,000,000 shares), of which 25,542,391 shares were outstanding on March 14, 1995.

     The amendment also reaffirms the Company's power to issue authorized stock of any class or series, any securities convertible into or exchangeable for such stock, and any options, rights or warrants to purchase or acquire such shares.

     The text of the revised Article VI which incorporates this proposed amendment is set forth in Exhibit A attached hereto. If adopted by the shareholders, this revision will replace the current Article VI in its entirety.

REASONS FOR AND POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

     The Board of Directors recommends the authorization of Preferred Stock to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Preferred Stock would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining capital for use in the Company's business and operations and issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Company does not, at present, have any agreements, understandings or arrangements which would result in the issuance of any Preferred Stock.

     It is not possible to state the actual effect of the authorization of the Preferred Stock upon the rights of holders of Common Stock until the Board determines the respective rights of the holders of one or more series of the Preferred Stock. However, such effects might include: (a) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears; (b) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights or is convertible into Common Stock; and (c) holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

     The amendment to Article VI may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the company more difficult or more costly. Such an issuance could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders. In addition, private placement of preferred shares with persons sympathetic to present management could make removal of incumbent management more difficult.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSED AMENDMENT TO
ARTICLE VI OF THE COMPANY'S ARTICLES OF INCORPORATION, AS AMENDED. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE

COMPANY'S OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED FOR THE APPROVAL OF THIS PROPOSED AMENDMENT. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE PROPOSED AMENDMENT.

EXISTING ANTI-TAKEOVER PROVISIONS

     In addition to the proposed amendment to the Articles contained herein, existing provisions of the Articles could deter, to varying degrees and in various circumstances, an effort to take control of the Company without the approval of the Board of Directors. Those provisions are summarized below. The summary is qualified in its entirety by reference to the particular provisions.

     REIT Qualification Provisions. The Articles contain provisions restricting transfer of shares ("Shares") of the Company's capital stock, and authorizing the directors to call Shares for purchase as appropriate to maintain the Company's qualification as a REIT under the Internal Revenue Code of 1986 (the "Code"). Among the requirements for REIT qualification, the Company must have at least 100 shareholders, and five or fewer individuals may not own directly or indirectly 50% or more of the outstanding Shares. In addition, 95% of the Company's gross annual income must come from qualifying sources, including principally "rents from real property" with the Code specifically excluding from the definition of such term any rents received from any tenant which itself owns, or which is more than 10% owned by any individual who owns, more than 10% of the Shares. The Articles authorize the directors to refuse to transfer Shares and to call for the purchase of Shares so as to prevent concentrations of ownership potentially disqualifying the Company as a REIT or potentially disqualifying income as "rents from real property." The Articles also void any purported transfer of Shares which would result in ownership by less than 100 shareholders, or would result in five or fewer individuals directly or indirectly owning more than 50% of the Company, or would result in any tenant or 10% or more owner of a tenant owning more than 10% of the Company; and further provide that the purported transferee of any such Shares shall be deemed never to have had an interest therein or alternatively shall be deemed to have acquired and to be holding such Shares for and on behalf of the Company. Any call for purchase of any Shares pursuant to the aforesaid provisions of the Articles would most likely be from one or more holders of significant blocks whose concentrated ownership is considered by the directors to threaten the Company's REIT status.

     No Preemptive Rights. Holders of the capital stock of the Company do not have preemptive rights.

     Available Capital Stock. The Company had 49,457,609 shares of authorized but unissued Common Stock as of March 14, 1995. Such authorized and unissued stock could be used by the Board for defensive purposes, including its issuance to third parties or use in recapitalization transactions.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been appointed by the Board of Directors as the independent public accountants for the Company for 1995. It has served as the independent public accountants for the Company since 1979.

     Representatives of the firm of Arthur Andersen & Co. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to answer questions concerning the financial affairs of the Company.

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers, directors, and regular employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

SHAREHOLDERS' PROPOSALS

     Proposals of shareholders intended to be presented at the 1996 annual meeting of shareholders must be received at the Company's principal executive offices on or before December 16, 1995 to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting.

OTHER MATTERS

     The management of the Company does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement.

     The management of the Company urges you to attend the Annual Meeting and to vote your shares in person. Whether or not you plan to attend, please sign and promptly return your proxy. Your proxy may be revoked at any time before it is voted. Such proxy, if executed and returned, gives discretionary authority with respect to any other matters that may come before the meeting.

                                          IRT PROPERTY COMPANY

                                          By: LEE A. HARRIS
                                              Senior Vice President & Secretary

                                                                       EXHIBIT A

                                   ARTICLE VI
                               AUTHORIZED SHARES

     A. The total number of shares of capital stock which the Corporation shall have authority to issue is 85,000,000, of which 75,000,000 shall be Common Stock of the par value of $1 per share (hereinafter called the "Common Stock") and 10,000,000 shall be Preferred Stock of the par value of $1 per share (hereinafter called the "Preferred Stock").

     B. The Preferred Stock may be issued from time to time by the Corporation in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors of the Corporation pursuant to authority to do so which is hereby vested in the Board of Directors. Each such series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for each series as permitted hereby, all shares of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:

          (1) The distinctive designation of and the number of shares of Preferred Stock which shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (2) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the Corporation and whether such dividends shall be cumulative or non-cumulative.

          (3) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class of stock or any series of any class of stock of the Corporation and the terms and conditions of such conversion or exchange;

          (4) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

          (5) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation of the Corporation;

          (6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

          (7) The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (i) to vote more or less than one vote per share on any or all matters voted upon by the shareholders and (ii) to elect one or more directors of the Corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under other circumstances and upon such other conditions as the Board of Directors may fix.

     C. Except as otherwise provided herein, the Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the shareholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine; provided, that the consideration for the issuance of shares of stock of the Corporation (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than the par value of such shares. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

                                                                    APPENDIX A

                              IRT PROPERTY COMPANY

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints DONALD W. MACLEOD and LEE A. HARRIS, as Proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of IRT Property Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Cobb Galleria Centre, Two Galleria Parkway, Suite 104, Atlanta, Georgia 30339 on Wednesday, May 31, 1995 at 10:00 a.m. local time, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

A vote "FOR" the following is recommended by the Board of Directors:

    1. Election of Directors as proposed in the accompanying proxy statement.

    / / FOR all nominees listed below                 / / WITHHOLD AUTHORITY to vote for all nominees listed below
        (except as marked to the contrary below)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
             A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

 D.W. MacLeod; M.M. Thomas; H.B. Gibbs, Jr.; S.W. Kendrick; T.H. McAuley; B.A.
                       Morrice; J.H. Nobil; L.P. Wolfort.

    2. Amendment of the Articles of Incorporation to authorize Preferred Stock.

           / / FOR            / / AGAINST        / / ABSTAIN FROM VOTING

                   (PLEASE SIGN AND DATE ON THE REVERSE SIDE)

                                     (OVER)

                          (CONTINUED FROM OTHER SIDE)

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                          Dated:____________________, 1995

                                          ________________________________
                                          Signature of Shareholder

                                          ________________________________
                                          Signature of Shareholder

                                          PLEASE SIGN IN THE EXACT FORM AS
                                          APPEARS AT THE LEFT AND DATE YOUR
                                          PROXY. When signing as attorney,
                                          executor, administrator, guardian,
                                          trustee, etc., please give full title
                                          as such.